Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-75010 on Form N –1A of our report dated February 14, 2023 relating to the financial statements and financial highlights of VIP Value Portfolio, a fund of Variable Insurance Products Fund, appearing in the Annual Report on Form N-CSR of Variable Insurance Products Fund for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 13, 2023